UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): December 19, 2006
NATIONAL CITY CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	1-10074	34-1111088

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1900 East Ninth Street, Cleveland, Ohio		44114-3484

(Address of Principal Executive Offices)		(Zip Code)
(216) 222-2000

(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
Peter E. Raskind — Elected President and Appointed to Board of Directors
On December 19, 2006, National City Corporation announced that Vice Chairman Peter E. Raskind was elected president and appointed to the Board of Directors. Mr. Raskind, 50, began his career with National City in September 2000 as the head of the Consumer Finance division, overseeing card services, dealer finance, mortgage and home equity, education finance, consumer loan services and consumer credit administration. Mr. Raskind was appointed Vice Chairman in December 2004 and served as an Executive Vice President prior to that time.
Mr. Raskind and certain of his family members have engaged in lending and other ordinary banking transactions with National City an its subsidiaries. All of these transactions were made in the ordinary course of business, on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable loans with persons not related to National City and do not involve more than the normal risk of collectibility or present other unfavorable features.
Mr. Raskind is a party to various plans, arrangements and contracts with National City. Mr. Raskind has entered into a Severance Agreement with National City providing for certain benefits in the event of a change in control of National City. Mr. Raskind received a performance award agreement pursuant to which he is eligible to receive restricted stock units pending the achievement of specified performance criteria. Mr. Raskind also received a retention/non-compete award agreement pursuant to which he will be vested in restricted stock units over a four-year period and under which he has agreed to certain non-compete provisions. Mr. Raskind also participates in National City’s Management Incentive Plan for Senior Officers and National City’s Long-Term Incentive Plan, which provide for the payment of cash and stock upon the achievement of certain incentive goals, and has received grants of restricted stock and stock options pursuant to award agreements. Mr. Raskind also participates in the National City Senior Executive Retirement Plan, which provides retirement benefits in excess of the qualified plan limits, and the National City Retention Plan for Executive Officers, which provides a cash bonus that vests over time.
In consideration of Mr. Raskind's election to president, the Compensation and Organization Committee modified his award opportunity for the 2007-2009 plan cycle awards payable to Mr. Raskind under the Long-Term Cash and Equity Incentive Plan. The threshold, target and maximum payout percentages for Mr. Raskind were increased to 75%, 150% and 225%, respectively, and, for compliance with Section 162(m) of the Internal Revenue Code, the stated 2007-2009 maximum award opportunity is $2,000,000.
A copy of the news release announcing Mr. Raskind’s appointment is attached hereto as Exhibit 99.1 and incorporated herein.
Michael B. McCallister — Appointed to Board of Directors
On December 20, 2006, National City announced that the Board of Directors appointed Michael B. McCallister to the Board of Directors, to serve until the next annual meeting, and until a successor is elected and qualified. Mr. McCallister has been the president and chief executive officer of Humana Inc. since February of 2000. Mr. McCallister will not serve on any committees initially.

A copy of the news release announcing Mr. McCallister’s appointment is attached hereto as Exhibit 99.2 and incorporated herein. For service as a director, Mr. McCallister will be compensated as set forth in the summary of non-employee directors’ compensation is attached hereto as Exhibit 99.3 and incorporated herein.
Humana Inc. has engaged in lending and other ordinary banking transactions with National City an its banking subsidiaries. All of these transactions were made in the ordinary course of business, on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable loans with persons not related to National City and do not involve more than the normal risk of collectibility or present other unfavorable features. If National City determines that additional related person transactions, not determined at the time of this 8-K filing, were in existence at the time of this 8-K filing, National City will amend this 8-K to provide the additional related person transaction information.
S. Craig Lindner — Not standing for reelection to Board of Directors
On December 19, 2006, S. Craig Lindner informed National City that he is not going to stand for reelection at the 2007 Annual Meeting of Stockholders of National City. Mr. Lindner will serve as a director until the annual meeting.
Item 8.01. Other Events.
On December 19, 2006, the Board of Directors of National City authorized the repurchase of up to 30 million shares of outstanding common stock, subject to an aggregate purchase limit of $1.2 billion. This authorization limit is incremental to the 40 million share repurchase limit previously authorized in October 2005. There are 13.5 million shares remaining under the existing authorization. The shares will be acquired either in the open market, in privately negotiated transactions or through the adoption of a 10b5-1 plan in accordance with applicable regulations of the Securities and Exchange Commission.
A copy of the new release announcing share repurchase authorization is attached hereto as Exhibit 99.4 and incorporated herein.
Item 9.01. Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired: Not applicable

(b)	Pro Forma Financial Information: Not applicable

(c)	Shell Company Transactions: Not applicable

(d)	Exhibits:	99.1 — News Release regarding Mr. Raskind’s election and appointment
99.2 — News Release regarding Mr. McCallister’s appointment
99.3 — Summary of Non-employee Directors’ Compensation
99.4 — News Release regarding share repurchase authorization

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

National City Corporation
(Registrant)

Dated: December 20, 2006	By /s/ Carlton E. Langer

Carlton E. Langer, Vice President
and Assistant Secretary

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